Exhibit 99.1

Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13D (or any amendment thereto) relating to the Common Stock of Viveve Medical, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Date: June 22, 2016

CHARLES SCHWAB & CO. INC. FOR THE BENEFIT OF JAMES GREGORY ATKINSON IRA CONTRIBUTORY ACCOUNT #3027-4954

By:	/s/ James Atkinson
By:	James Atkinson, Beneficiary

ATKINSON FAMILY REVOCABLE TRUST DATED 08/26/2013

By:	/s/ James Atkinson
James Atkinson, Trustee

/s/ James Atkinson
James Atkinson, an individual